EXHIBIT 10.2

AGREEMENT BETWEEN KNIGHTLIGHTS FOUNDATION AND RAVEN MOON INTERNATIONAL, INC.

     1.) Raven Moon International, Inc. agrees to purchase the assets and rights to the intellection property Knightlights for $200,000 worth of Raven Moon stock as follows:

         a.) First $100,000 at .02 per share (5 million shares) plus 100,000 warrants at .02 per share exercisable within three years.

         b.) Second $100,000 at .05 per share (2 million shares) plus 100,000 warrants at .05 per share exercisable within three years.

     2.) Raven Moon International will enter into a six-month freelance contract under the direction of Raven Moon International with Dennis Moore and his assistant Edith McCormick for a weekly fee of $1050 starting the week of August 6, 2001. Separately the services of Don Wetzel as artist will be hired as needed. During the six-month period the emphasis will be to prepare the Knights project for television sales and to fine-tune the book project for maximum exploitation.

     3.) Raven Moon International will grant the Knightlights Foundation a 2% gross royalty on income received from the exploitation of the Knightlights project. This royalty will be accounted for and paid 30 days after the end of each calendar quarter. The Knightlights Foundation shall have the right to audit the books of Raven Moon International specific to the Knightlights project once each calendar year to verify all royalties have been accounted for and paid.

     4.) The above is contingent upon the immediate combined investment of $100,000 from David and Lori Javor to purchase a Raven Moon Convertible Debenture as described in the attached Addendum to the Offering effective June 15, 2001.

PLUS 2 PAGES ATTACHED AND MADE A PART OF THIS AGREEMENT

AGREED


/s/  David Garrick                                    Date:  7/11/01
--------------------------------------                    ----------
     David Garrick, Knightlights Foundation

/s/  Dennis Moore
--------------------------------------
     Dennis More, President


/s/  Joey DiFrancesco                                 Date:   7/9/01
--------------------------------------                    ----------
     Joey DiFrancesco, Raven Moon Entertainment


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                        The KnightLight Foundation, Inc.
                             c/o 300 VIRGINIA STREET
                               Clermont, FL 34711
                                 (352) 394-1228
                               Fax: (352) 394-0026



To:           Joey DiFrancesco - Raven Moon      Date:    July 11, 2001

Fax#:         407 788-3845/Eric 315 706-0244     Pages:   2

From:         Knightlights Foundation, Inc.
              David Garrick Jr., Sec/Treas

Subject: Offer of July 10, 2001

COMMENTS:

     Good morning Joey and Eric,

     Thanks for your fax yesterday regarding the offer for the Knightlights Project. I sincerely appreciate your interest in our project. A few items occur to me and I would like to clarify the following:

     1.) The assets to the Knightlights project include scripts and art work. We have always held out some original pencil art work for potential collectors in the future. We, of course, will make that available under our agreement, but would like to request a special compensation on those items of 10% plus the 2% royalty. To clarify, this is only on special art work that may be sold to collectors in the future. Of course, any art work developed by Raven Moon will just be under the 2% royalty. In other words, we are transferring all intellectual property in the Knightlights project as well as the assets developed. Of course, our corporation will still exist and we will hopefully develop other items and projects for the future. These will be totally different than the Knightlights project and will be offered to Raven Moon in the future on a "right of first refusal basis".

     2.) The freelance contract for Dennis Moore and Edith McCormick including Don Wetzel will be, we assume, only for the Knightlights projects. Our goal is to assist Raven Moon maximize the revenue stream from the Knightlights project. Dennis and Edith will work solely on the Knightlights project. Other projects that Dennis and Edith may work on for Raven Moon will be performed on a per diem or special contract price. The use of Don Wetzel as a freelance artist may be negotiated as needed by Raven Moon. Don Wetzel has operated as a freelance artist for the Knightlights foundation, Inc. and does not participate in the ownership of the foundation. It is our goal that Dennis Moore is involved in a major way in the production of the Knightlights project. We are not sure of your plans for shows and events, but if Dennis travels for these, we would expect him to be compensated accordingly. Please be sure to address that area in your proposed compensation agreement for Dennis and Edith. We, of course, will defer to sound business practices in all managerial decisions affecting this area. It is not our intent to compromise the project in any way but to ensure that it is mutually profitable. Also, as I had mentioned before to Eric Roberts, Dennis has been working hard on this project for a year with what we consider to be minor compensation. Dennis has always requested a bonus for his efforts. While we were in development mode, it just could not be accommodated. Should Raven Moon enter into any lucrative agreements, we feel the compensation agreement for Dennis and Edith should include bonuses, etc. We have discussed a bonus to Dennis of $25,000.00 and to Edith of $5,000.00. Other things to consider are the possibilities of Dennis or Edith being used for voice-overs or for actual music and voice for the Knightlights or other projects for Raven Moon. You are under no obligation to use them for this, but if they are appropriate for those areas, at your discretion, an agreement for additional compensation would be necessary.

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     3.) No changes as I will be the auditor of those items.

     4.) Yes, as we agreed and will be immediately wired (today or tomorrow) after you consider the above items.

     Ok, now that seems to be all the business to clarify. I know the employment agreement with Dennis will be fairly complicated but I am sure we can work thru that. As far as the issuance of stock, it will be as follows:

     1.01     Dennis Moore                                  2,380,000 shares
     1.02     David Javor                                   2,310,000 shares
     1.03     David Garrick Jr. and/or Judith L. Garrick    1,260,000 shares
     1.04     Gilbert Trad and/or Barbara Trad                630,000 shares
     1.05     Edith McCormick                                 140,000 shares
     1.06     Chester Parker and/or Penney Parker             140,000 shares
     1.07     James P. Gately                                 140,000 shares

     That will equal the 7,000,000 shares as per your proposal

     In addition, we will exercise our warrants by the 20th of July, which per my calculations should be a cost to us all at $7,000.00. Those warrants for the additional 200,000 shares will be issued as follows:

     1.01     Dennis Moore                                     68,000 shares
     1.02     David Javor                                      66,000 shares
     1.03     David Garrick Jr. and/or Judith L. Garrick       36,000 shares
     1.04     Gilbert Trad and/or Barbara Trad                 18,000 shares
     1.05     Edith McCormick                                   4,000 shares
     1.06     Chester Parker and/or Penney Parker               4,000 shares
     1.07     James P. Gately                                   4,000 shares

     I am not sure how to request our certificates other than the warrants should be a separate certificate and the other shares should be a separate certificate. I know we will do a reverse split and may be we can reissue certificates at that time in different way.

         Thanks again,

                           David Garrick Jr.


ACCEPTED AND AGREED TO:                     ACCEPTED AND AGREED TO:

7/11/01                                     7/11/01

/s/  David Garrick.                         /s/  Joey DiFrancesco
--------------------------                  --------------------------
     David Garrick                               Joey DiFrancesco
                                                 CEO, Raven Moon International,
                                                 Inc.
/s/  Dennis Moore
--------------------------
     Dennis Moore, President

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                                    ADDENDUM

     The parties to the Agreement hereby Amend the Agreement dated between Knight Lights Foundation and Raven Moon International, Inc. and say:

1. By mutual agreement, the Parties hereby remove, strike, nullify and void Paragraph 2 (regarding compensation of $1,050.00 per week for (6) months to Dennis W. Moore and Edith McCormick) in its entirety from the Agreement.

2. Paragraph 1 of this Addendum is the sole amendment to the Agreement and constitutes the complete understanding of the Parties as to the Addendum.

ACCEPTED AND AGREED TO:

Raven Moon International, Inc.              Knight Lights Foundation


By:  /s/  Joey DiFrancesco                  By:  /s/  David Garrick
  -------------------------------             ------------------------------
          Joey DiFrancesco, CEO                       David Garrick

Date  10/11/01                              Date  10/11/01
    -----------                                 -----------

                                            By:  /s/  Dennis Moore
                                              ------------------------------
                                                      Dennis Moore, President

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